EX-99.23.i.i
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

J. W. BROWN (1911-1995)                       BROWN, CUMMINS & BROWN CO., L.P.A.                 JOANN M. STRASSER
JAMES R. CUMMINS                                ATTORNEYS AND COUNSELORS AT LAW                  AARON A. VANDERLAAN
ROBERT S BROWN                                         3500 CAREW TOWER                          LAWRENCE A. ZEINNER
DONALD S. MENDELSOHN                                    441 VINE STREET
LYNNE SKILKEN                                       CINCINNATI, OHIO 45202
AMY G. APPLEGATE                                   TELEPHONE (513) 381-2121                      OF COUNSEL
KATHRYN KNUE PRZYWARA                              TELECOPIER (513) 381-2125                     GILBERT BETTMAN
MELANIE S. CORWIN                                                                                (1917 - 2000)
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                                                              August 22, 2001


AmeriPrime Advisors Trust
1793 Kingswood Drive
Southlake, Texas 76092

         RE:      AmeriPrime Advisors Trust,  File Nos. 333-85083 and 811-09541

Gentlemen:

      This letter is in response to your request for our opinion in connection with the filing of the Post-Effective Amendment No. 24 to the Registration Statement of the AmeriPrime Advisors Trust (the "Trust").

       We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as original or photostat copies.

      Based upon the foregoing, we are of the opinion that after Post-Effective Amendment No. 24 is effective for purposes of federal and applicable state securities laws, the shares of the following: Chameleon Fund; Cloud, Neff Capital Appreciation Fund; DG Growth Fund; DG Technology Fund; Enhans Master Investor Fund; Enhans RT 500 Fund; iExchange Diversified Growth Fund; iExchange Insight Growth Fund; iExchange Small Cap Growth Fund; Interstate Fund; Iron Market Opportunity Fund; Master High Yield Fund; Monteagle Fixed Income Fund; Monteagle Large Cap Fund; Monteagle Opportunity Growth Fund; Monteagle Value Fund; Paragon Dynamic Fortress Fund; Paragon Fund; Paragon Strategic Ascent Fund; Polynous Growth Fund; RiverGuide Fund; StoneRidge Bond Fund; StoneRidge Equity Fund; StoneRidge Small Cap Equity Fund; Taxable Money Market Fund and Thematic Fund, each series of the Trust, if issued in accordance with the then current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

      We herewith give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 24 to the Registration Statement.


                                Very truly yours,

                                /s/

                                BROWN, CUMMINS & BROWN CO., L.P.A.